                                   EXHIBIT 11

                      H. J. Heinz Company and Subsidiaries
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)

                                                                                            Nine Months Ended
                                                                                         ------------------------
                                                                                         January 26,  January 27,
                                                                                            1994         1993
                                                                                            ----         ----
                                                                                           FY 1994      FY 1993
Primary income per share:
     Net income........................................................................   $  473,871   $  326,638
     Preferred dividends...............................................................           53           59
                                                                                         -----------  -----------
     Net income applicable to common stock.............................................   $  473,818   $  326,579
                                                                                         ===========  ===========
     Average common shares outstanding and common stock equivalents....................      257,527      259,685
                                                                                         ===========  ===========
     Net income per share--primary.....................................................   $     1.84   $     1.26
                                                                                         ===========  ===========
Fully diluted income per share:
     Net income........................................................................   $  473,871   $  326,638
                                                                                         ===========  ===========
     Average common shares outstanding and common stock equivalents....................      257,527      259,685
     Additional common shares assuming:
       Conversion of $1.70 third cumulative preferred stock............................          377          465
       Additional common shares assuming options were exercised
          at the period-end market price...............................................           96          621
                                                                                         -----------  -----------
     Average common shares outstanding and common stock equivalents....................      258,000      260,771
                                                                                         ===========  ===========
       Net income per share--fully diluted.............................................   $     1.84   $     1.25
                                                                                         ===========  ===========

               All amounts in thousands except per share amounts.

                               ------------------